U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                                 Date of Report
                        (Date of earliest event reported):


                                May 13, 2002

                                Toys "R" Us, Inc.
             (Exact name of registrant as specified in its Charter)



  Delaware                            1-11609                22-3260693
 (State or other jurisdiction      (Commission              (IRS Employer
  of incorporation)                 File Number)             Identification No.)


  461 From Road, Paramus, New Jersey                                    07652
  ----------------------------------------------------------------------------
 (Address of principal executive offices)                             (Zip Code)


       Registrant's telephone number, including area code: (201) 262-7800



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Item 5.         Other Matters

This report relates to certain announcements made by the Registrant in the following Press Release, dated May 13, 2002:

    FROM:  Ursula H. Moran   (201) 802-5444     Louis Lipschitz  (201) 802-5548
           Investor Relations                   Chief Financial Officer

    FOR:   Toys "R" Us, Inc.                    Rebecca Caruso  (201) 599-8090
           (NYSE:  TOY)                         Media Relations
                                                FOR IMMEDIATE RELEASE



            TOYS "R" US PROVIDES GUIDANCE ON FIRST QUARTER RESULTS

           --First Quarter Results To Be Better Than Anticipated;
           Company Expects To Complete Previously Announced Equity Offerings By End of Month--

       PARAMUS, NEW JERSEY, MAY 13, 2002 - Toys "R" Us, Inc. today said that it expects to report first quarter results that are better than current consensus estimates.

       For the first quarter ended May 4, 2002, the company anticipates a loss per share between ($0.02) and ($0.03). Current consensus estimates for the quarter are for a loss of ($0.09) per share. The company reported a net loss of ($18) million, or ($0.09) per share for the first quarter of fiscal 2001.

       Total net sales for the quarter increased 2%, to $2.1 billion, compared to the first quarter of last year. Comparable sales for the first quarter of fiscal 2002 were down 2% in the U.S. toy stores, up 10% in the International toy stores (in local currency), and up 3% in the Babies-R-Us division. Sales at Toysrus.com increased 57% to $46 million from $29 million in the first quarter of 2001.

       John Eyler, Chairman and Chief Executive Officer, stated, "Our comparable U.S. toy store sales experienced softness during the quarter due to two factors - a pronounced slowdown in the video business in April, and weakness in our outdoor seasonal categories. Comparable store sales in video and seasonal categories were negative for the quarter. However, comparable store sales of core toy merchandise in the U.S. toy stores increased 5% for the quarter. Our renovated Mission Possible stores maintained a positive sales gap over our unrenovated stores with the 2001 Mission Possible stores achieving a 7% comparable store sales gap in the first quarter. Comparable store sales in the Kids "R" Us division fell below last year's levels primarily due to unfavorable weather and its impact on the sale of spring apparel."

       Mr. Eyler continued, "Our attention to gross margin improvements and ongoing expense reduction initiatives lead us to expect that we will improve operating results for the first quarter. In particular, operating earnings in our U.S. toy stores and our Babies "R" Us stores are anticipated to exceed prior year results. We also believe that we will reduce operating losses at Toysrus.com for the quarter."

       Toys "R" Us also said that it expects to complete its previously announced offerings of equity and equity-linked securities before the end of the month.

       The company plans to release earnings for the first quarter on Monday, May 20 before the market opening. Interested individuals may listen to the conference call by going to the Investor Broadcast Networks' Vcall website located at http://www.vcall.com/NASApp/Vcall/EventPage?ID=81257 or by accessing the Company's Internet at www.toysrus.com (go to "About Toys "R" Us" and then to "Investor Relations") at least fifteen minutes prior to the beginning of the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the event through June 20, 2002 at the Vcall website.

       A replay of the call will also be available on May 20 from 11 a.m. to 6 p.m. (ET) and then again on May 21 from 8 a.m. to 6 p.m. (ET) by dialing 800-633-8284 (from within the U.S.) or 858-812-6440
       (from  outside the U.S.).  The
       reservation number is 20569891.

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       Toys "R" Us, one of the world's leading retailers of toys, children's apparel and baby products, currently sells merchandise through 1604 stores worldwide: 698 toy stores in the United States; 511 international toy stores, including licensed and franchise stores; 183 Kids "R" Us children's clothing stores, 169 Babies "R" Us stores and 43 Imaginarium stores, and through its Internet sites at www.toysrus.com, www.babiesrus.com and www.imaginarium.com.

       This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
       Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Such statements should be considered as subject to risks and uncertainties that exist in the company's operations and business environment that could render actual outcomes and results materially different than predicted. Factors that could constitute risks are set forth in documents filed by the company with the Securities and Exchange Commission.


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       Registration statements relating to the common stock and equity security units have been filed with the Securities and Exchange Commission but have not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statements become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 13, 2002



                                        By:  /s/ Louis Lipschitz



                                        Name:    Louis Lipschitz
                                        Title:   Executive Vice President and
                                                 Chief Financial Officer


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